Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Form S-8 for various employee option and incentive stock plans (Registration Statement Nos. 33-81128, 333-60630, 333-150345, 333-156596, and 33-84632) of our reports dated February 28, 2018, relating to the consolidated financial statements of Universal Forest Products, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 30, 2017.

/s/ Deloitte & Touche LLP

Grand Rapids, Michigan

February 28, 2018